                                                                       EXHIBIT 1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            HEWLETT-PACKARD COMPANY,

                          BETA ACQUISITION CORPORATION

                                      AND

                            BLUESTONE SOFTWARE, INC.

                                  DATED AS OF

                                OCTOBER 24, 2000

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
                               TABLE OF CONTENTS

ARTICLE I

  MERGER....................................................      1
  Section 1.1 THE MERGER....................................      1
  Section 1.2 EFFECTIVE TIME................................      2
  Section 1.3 CLOSING.......................................      2
  Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING
    CORPORATION.............................................      2

ARTICLE II

  STOCKHOLDER APPROVAL......................................      2
  Section 2.1 STOCKHOLDERS' MEETING.........................      2
  Section 2.2 PROXY STATEMENT/PROSPECTUS; REGISTRATION
    STATEMENT...............................................      2
  Section 2.3 NO FALSE OR MISLEADING STATEMENTS.............      3

ARTICLE III

  CONVERSION OF SHARES......................................      3
  Section 3.1 CONVERSION OF SHARES..........................      3
  Section 3.2 SURRENDER OF CERTIFICATES.....................      4
  Section 3.3 NO FRACTIONAL SHARES..........................      4
  Section 3.4 NO DIVIDENDS..................................      5
  Section 3.5 RETURN TO PARENT..............................      5
  Section 3.6 STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN...      5
  Section 3.7 EMPLOYEE STOCK PURCHASE PLAN..................      6
  Section 3.8 STOCK TRANSFER BOOKS..........................      6
  Section 3.9 CERTAIN ADJUSTMENTS...........................      6

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............      7
  Section 4.1 ORGANIZATION..................................      7
  Section 4.2 CAPITALIZATION................................      7
  Section 4.3 CORPORATE AUTHORIZATION; VALIDITY OF
    AGREEMENT; COMPANY ACTION...............................      8
  Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS.........      8
  Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS..........      9
  Section 4.6 ABSENCE OF CERTAIN CHANGES....................      9
  Section 4.7 NO UNDISCLOSED LIABILITIES....................      9
  Section 4.8 INFORMATION IN PROXY STATEMENT/PROSPECTUS.....     10
  Section 4.9 EMPLOYEE BENEFIT PLANS; ERISA.................     10
  Section 4.10 LITIGATION; COMPLIANCE WITH LAW..............     12
  Section 4.11 NO DEFAULT...................................     12
  Section 4.12 TAXES........................................     12
  Section 4.13 CONTRACTS....................................     14
  Section 4.14 ASSETS; REAL PROPERTY........................     14
  Section 4.15 ENVIRONMENTAL MATTERS........................     14

                                       i
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
  Section 4.16 TRANSACTIONS WITH AFFILIATES.................     15
  Section 4.17 OPINION OF FINANCIAL ADVISOR; BROKERS........     15
  Section 4.18 INTELLECTUAL PROPERTY........................     15
  Section 4.19 REORGANIZATION...............................     17
  Section 4.20 INSURANCE....................................     17
  Section 4.21 ACCOUNTS RECEIVABLE..........................     18
  Section 4.22 SUPPLIERS AND CUSTOMERS......................     18
  Section 4.23 LABOR MATTERS................................     18
  Section 4.24 FULL DISCLOSURE..............................     19

ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..........     20
  Section 5.1 ORGANIZATION..................................     20
  Section 5.2 CAPITALIZATION................................     20
  Section 5.3 AUTHORIZATION; VALIDITY OF AGREEMENT;
    NECESSARY ACTION........................................     20
  Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS.........     20
  Section 5.5 INFORMATION IN PROXY STATEMENT/PROSPECTUS.....     21
  Section 5.6 SEC REPORTS AND FINANCIAL STATEMENTS..........     21
  Section 5.7 ABSENCE OF CERTAIN CHANGES....................     21

ARTICLE VI

  COVENANTS.................................................     22
  Section 6.1 INTERIM OPERATIONS OF THE COMPANY.............     22
  Section 6.2 INTERIM OPERATIONS OF PARENT..................     23
  Section 6.3 ACCESS TO INFORMATION.........................     24
  Section 6.4 HSR ACT FILINGS...............................     24
  Section 6.5 OTHER CONSENTS AND APPROVALS..................     25
  Section 6.6 NO SOLICITATION...............................     25
  Section 6.7 ADDITIONAL AGREEMENTS.........................     27
  Section 6.8 PUBLICITY.....................................     27
  Section 6.9 NOTIFICATION OF CERTAIN MATTERS...............     27
  Section 6.10 DIRECTORS' AND OFFICERS' INSURANCE AND
    INDEMNIFICATION.........................................     27
  Section 6.11 COOPERATION..................................     28
  Section 6.12 CONSENTS OF ACCOUNTANTS......................     28
  Section 6.13 SUBSEQUENT FINANCIAL STATEMENTS..............     28
  Section 6.14 TAX TREATMENT................................     28

ARTICLE VII

  CONDITIONS................................................     29
  Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...     29
  Section 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND
    SUB.....................................................     29
  Section 7.3 CONDITIONS TO THE OBLIGATIONS OF THE
    COMPANY.................................................     30

                                       ii
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
ARTICLE VIII

  TERMINATION...............................................     31
  Section 8.1 TERMINATION...................................     31
  Section 8.2 EFFECT OF TERMINATION.........................     32

ARTICLE IX

  MISCELLANEOUS.............................................     32
  Section 9.1 FEES AND EXPENSES.............................     32
  Section 9.2 AMENDMENT AND MODIFICATION....................     32
  Section 9.3 NONSURVIVAL OF REPRESENTATIONS AND
    WARRANTIES..............................................     32
  Section 9.4 NOTICES.......................................     32
  Section 9.5 INTERPRETATION................................     33
  Section 9.6 COUNTERPARTS..................................     34
  Section 9.7 ENTIRE AGREEMENT; NO THIRD PARTY
    BENEFICIARIES; RIGHTS OF OWNERSHIP......................     34
  Section 9.8 SEVERABILITY..................................     34
  Section 9.9 GOVERNING LAW.................................     34
  Section 9.10 ASSIGNMENT...................................     34

EXHIBITS

  Exhibit A  Form of Option Agreement
  Exhibit B  Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 24, 2000, by and among Hewlett-Packard Company, a Delaware corporation ("PARENT"), Beta Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("SUB"), and Bluestone Software, Inc., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, a strategic business combination between the Company and Parent upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its stockholders and having determined that such strategic business combination is advisable, has approved the transactions contemplated by this Agreement and the Option Agreement (as defined below) in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and has resolved to recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger (as defined below) and the consummation of the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein;

    WHEREAS, as a condition and inducement to Parent and Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent and the Company are entering into an Option Agreement, in the form of EXHIBIT A hereto (the "OPTION AGREEMENT"), pursuant to which, among other things, the Company has granted Sub an option to purchase certain newly-issued Shares (as defined in Section 3.1 hereof), subject to certain conditions; (ii) Parent and certain employees of the Company identified in Section 7.2(d) of the Disclosure Schedule (as defined in Section 3.6(a) hereof) are entering into offer letters, the effectiveness of which offer letters is conditioned upon the consummation of the transactions contemplated hereby (the "OFFER LETTERS"); and (iii) Parent and certain stockholders of the Company are entering into Voting Agreements, each in the form of EXHIBIT B hereto (the "VOTING AGREEMENTS"), pursuant to which, among other things, such stockholders are agreeing to vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby and against approval of any competing transaction;

    WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Option Agreement in accordance with the provisions of Section 251 of the DGCL; and

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of
Section 368 of the Code.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                     MERGER

    Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the provisions of the DGCL, at the Effective Time (as defined in Section 1.2 hereof), the Company and Sub shall consummate a merger (the "MERGER") pursuant to which: (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; and (c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Pursuant to the Merger, (x) the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation (the "CERTIFICATE OF INCORPORATION") of the Surviving Corporation (as defined below) until thereafter amended as provided by law and the Certificate of Incorporation and (y) the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws (the "BYLAWS") of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and the Bylaws. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION". The Merger shall have the effects set forth in
Section 259 and in the other relevant provisions of the DGCL.

    Section 1.2 EFFECTIVE TIME. Parent, Sub and the Company will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed on the date of the Closing (as defined in Section 1.3 hereof) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided by the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State at such time specified therein or such other later date as the Company and Sub shall agree and specify in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME".

    Section 1.3 CLOSING. The closing of the Merger (the "CLOSING") will take place at 8:00 a.m., Palo Alto, California time, on a date to be specified by Sub, which may be on but shall be no later than the first business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "CLOSING DATE"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, unless another date or place is agreed to in writing by the parties hereto.

    Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.

                                   ARTICLE II
                              STOCKHOLDER APPROVAL

    Section 2.1 STOCKHOLDERS' MEETING. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING"), as soon as practicable after the Registration Statement (as defined in Section 2.2 hereof) is declared effective, for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby. Subject to Section 6.6 hereof, the Company shall include in the Proxy Statement/Prospectus (as defined in Section 2.2 hereof) the recommendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    Section 2.2 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. In connection with the solicitation of approval of this Agreement and the Merger by the Company's stockholders, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its stockholders. Such definitive proxy statement shall also constitute a prospectus of Parent with respect to the common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK") to be issued in the Merger (such proxy statement and prospectus are hereinafter referred to as the "PROXY STATEMENT/PROSPECTUS") and shall be filed by Parent with the SEC as part of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") filed by Parent with the SEC for the purpose of registering such shares of Parent Common Stock under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company and Parent shall cooperate to file promptly the Registration Statement and shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Company shall use its commercially reasonable efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

    Section 2.3 NO FALSE OR MISLEADING STATEMENTS. The information provided and to be provided by each of Parent, Sub and the Company specifically for use in the Registration Statement shall not, with respect to the information supplied by such party, in the case of the Registration Statement, on the date the Registration Statement becomes effective and, in the case of the Proxy Statement/Prospectus, on the date upon which the Proxy Statement/Prospectus is mailed to the stockholders of the Company or on the date upon which approval of the Merger by the stockholders of the Company is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Sub and the Company agrees to correct promptly any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the Company's stockholders to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and other applicable law.

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1 CONVERSION OF SHARES. (a) Each share of common stock, $.001 par value per share, of the Company (the "COMPANY COMMON STOCK" or the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .2433 (the "EXCHANGE RATIO"), of a fully paid and nonassessable share of Parent Common Stock (the "MERGER CONSIDERATION").

        (b) Each share of Common Stock, par value $.001 per share, of Sub (the "SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent or Sub, be converted into one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

        (c) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 4.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

        (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Share represented by such Certificates and held by such holders.

    Section 3.2 SURRENDER OF CERTIFICATES. At or promptly after the Effective Time, Parent shall make available to a bank or trust company reasonably acceptable to the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Shares for exchange in accordance with this Article III, certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 3.1 hereof. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock and cash in lieu of fractional shares pursuant to Section 3.3 hereof, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Article III, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration for each Share formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of Parent. If a certificate representing Parent Common Stock is to be issued or a cash payment in lieu of fractional share interests pursuant to Section 3.3 hereof is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for as specified in such letter of transmittal.

    Section 3.3  NO FRACTIONAL SHARES.

        (a) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 3.2 hereof over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares pursuant to Section 3.1 hereof (such excess being herein called the "EXCESS SHARES"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (c) of this Section 3.3.

        (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent will hold such proceeds in trust for the holders of Shares (the "SHARES TRUST"). All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares shall be paid out of proceeds from the sale of such Excess Shares. The Exchange Agent shall determine the portion of the Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.

        (d) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional share interests, the Exchange Agent shall make available such amount to such holders of Shares.

    Section 3.4 NO DIVIDENDS. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Dividends or other distributions with a record date after the Effective Time payable in respect of shares of Parent Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of unsurrendered Certificates. Following surrender of any previously unsurrendered Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the date of payment of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, the amount of such dividends or other distributions payable with respect to such whole shares of Parent Common Stock.

    Section 3.5 RETURN TO PARENT. Any shares of Parent Common Stock made available to the Exchange Agent and any portion of the Shares Trust not exchanged for Certificates within six months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Shares and unclaimed at the end of such six-month period shall be redelivered or repaid by the Exchange Agent to Parent, after which time any holder of a Certificate who has not theretofore delivered or surrendered such Certificate to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Parent for payment of the Merger Consideration, cash in lieu of fractional share interests to be paid pursuant to Section 3.3 hereof, and any such dividends or distributions. Notwithstanding the foregoing, none of Parent, the Exchange Agent, the Surviving Corporation or any other party shall be liable to a holder of Shares for any Merger Consideration, cash in lieu of fractional share interests to be paid pursuant to Section 3.3 hereof or dividends or distributions delivered to a public official pursuant to applicable escheat laws.

    Section 3.6  STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

        (a) Unless Parent, Sub and the Company agree otherwise, Parent, Sub and the Company shall take all actions necessary to provide that effective as of the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION," and collectively, the "COMPANY STOCK OPTIONS") granted under the Company's 1996 Incentive and Non-Qualified Stock Option Plan, or any other stock option plan, program or agreement to which the Company or any of its subsidiaries is a party (collectively, the "COMPANY OPTION PLANS") that is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time. As of the Effective Time, each such Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock under the HP 2000 Stock Plan (collectively, the "NEW PARENT STOCK OPTIONS") in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Stock Option assumed by Parent shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Option Plan and the applicable option agreement issued thereunder, except that (A) each assumed Company Stock Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (B) the exercise price per share of Parent Common Stock subject to each assumed Company Stock Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). A listing of all outstanding Company Options as of October 24, 2000 is set forth in Section 3.6 of the disclosure schedule delivered by the Company to Parent (the "DISCLOSURE SCHEDULE") showing the per share exercise price and the date upon which each Company Option expires.

        (b) If and to the extent necessary or required by the terms of the Company Option Plans or pursuant to the terms of any Company Stock Option granted thereunder, each of Parent, Sub and the Company shall use its commercially reasonable efforts to obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options.

        (c) The Company, Parent and Sub agree that each of the Company Option Plans and agreements shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement.

        (d) Parent, Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 3.6 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        (e) Parent shall file with the SEC as soon as practicable following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Stock Options assumed by Parent.

    Section 3.7  EMPLOYEE STOCK PURCHASE PLAN.  As of the earlier of
December 31, 2000 and the Effective Time (the "TERMINATION DATE"), the Company's 2000 Employee Stock Purchase Plan shall be terminated. If the Termination Date does not coincide with the last day of the offering period then underway, then, pursuant to Section 15 of such plan, payroll deductions (to the extent not yet applied to the purchase of shares under such plan) shall be distributed to the participants. Prior to the Termination Date, the Company shall take all actions (including, if appropriate, amending the terms of such plan) that are necessary to give effect to the transactions contemplated by this Section 3.7. In respect of the foregoing, the Company shall cause written notice to be given to participants in accordance with the terms of the plan and no further offering period shall be created thereunder.

    Section 3.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, such Certificate shall be cancelled and exchanged for the Merger Consideration.

    Section 3.9 CERTAIN ADJUSTMENTS. If between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split, split-up, combination, exchange or dividend. By way of example, upon the two-for-one stock split of Parent Common Stock effective October 27, 2000, the Exchange Ratio will automatically be adjusted from .2433 to .4866.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 4.1 ORGANIZATION. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of the jurisdiction of its incorporation or organization and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a "MATERIAL ADVERSE EFFECT" on or with respect to any entity (or group of entities taken as a whole) means such event, change, occurrence or circumstance, individually or in the aggregate with such other events, changes, occurrences or circumstances, which is materially adverse to the business, operations, prospects, properties, financial condition or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole); provided, that none of the following shall be deemed, individually or in the aggregate, in and of itself or by themselves, to constitute a material adverse effect on the Company: (i) any decrease in revenues of the Company, (ii) any decrease in or cancellation of customer orders or (iii) any suit, claim, action or proceeding, in each case directly attributable to the public announcement of the transactions contemplated by this Agreement. Section 4.1 of the Disclosure Schedule sets forth a complete list of the names, jurisdiction of incorporation or other formation and capitalization of each of the Company's Subsidiaries.

    Section 4.2  CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 54,900,000 shares of Company Common Stock. As of the date hereof: (i) 20,812,792 shares of Company Common Stock were issued and outstanding, of which no shares were held by the Company's 2000 Employee Stock Purchase Plan; (ii) 6,906,250 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plan and all other employee benefit plans of the Company; and (iii) 201,132 shares of Company Common Stock were reserved for issuance upon the exercise of warrants. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

        (b)  Except as disclosed in this Section 4.2 or as set forth in Sections
3.6 or 4.2(b) of the Disclosure Schedule other than pursuant to the Option
Agreement: (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "RIGHTS") to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries;
(ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock; and (iii) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

        (c) Since April 19, 2000, the Company has not in any manner modified the terms and conditions applicable to any of the Company Options, whether set forth in the Company Option Plan, in a stock option grant, award or other agreement, or otherwise.

    Section 4.3  CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY
ACTION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 2.1 hereof with respect to the Merger, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by its Board of Directors and, except for obtaining any approval of its stockholders as contemplated by Section 2.1 hereof with respect to the Merger, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Option Agreement and the consummation by it of the transactions contemplated hereby and thereby. Each of this Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Option Agreement, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to such transactions. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Option Agreement or any of the transactions contemplated by this Agreement or the Option Agreement.

    Section 4.4  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as disclosed in
Section 4.4 of the Disclosure Schedule and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any comparable premerger notification laws, rules or regulations of any applicable foreign jurisdiction, and the Exchange Act, the approval of this Agreement and the Merger by the Company's stockholders and the filing of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement or the Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or of any of its Subsidiaries;
(ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "GOVERNMENTAL ENTITY");
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "COMPANY AGREEMENT"); or

(iv) violates any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clause (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and will not materially impair the ability of the Company to consummate the transactions contemplated hereby or by the Option Agreement.

    Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since September 23, 1999 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

    Section 4.6 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in
Section 4.6 of the Disclosure Schedule, since June 30, 2000, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course. From
June 30, 2000 through the date of this Agreement, there has not occurred:
(i) any event, change, or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as set forth in Sections 3.6 or 4.6 of the Disclosure Schedule, since June 30, 2000 neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 6.1 hereof.

    Section 4.7 NO UNDISCLOSED LIABILITIES. Except (a) to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in
Section 4.7 of the Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since June 30, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries taken as a whole or would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2000. Section 4.7 of the Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Option Agreement, the Merger or the other transactions contemplated hereby or thereby.

    Section 4.8 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) will not, at the date mailed to Company stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub in writing for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 4.9  EMPLOYEE BENEFIT PLANS; ERISA.

        (a) Section 4.9 of the Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, savings, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee or director of the Company or any ERISA Affiliate (the "PLANS").

        (b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto) or a written description of any Plan that is not otherwise in writing; (ii) if required under ERISA, a copy of the annual report and actuarial valuation with respect to such Plan for each of the last three plan years; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto, together with all Summaries of Material Modification issued with respect to such Summary Plan Description, and a copy of all other material employee communications relating to the Plan; (iv) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
(v) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code or trust intended to qualify under Section 501(c)(9) of the Code.

        (c) Neither the Company nor any ERISA Affiliate currently or within the six year period immediately preceding the date hereof, has maintained, sponsored, contributed to or otherwise been obligated or required to make contributions to any plan subject to Title IV of ERISA, including without limitation any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA or plan described in Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has at any time incurred any liability under Title IV of ERISA in respect of a plan termination or a withdrawal from a multiemployer plan.

        (d) Neither the Company nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each of the Plans, and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date or have been properly accrued for in the financial statements of the Company.

        (e) Each Plan has been operated and administered in accordance with its terms and in all material respects in accordance with applicable law, including but not limited to ERISA and the Code. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and no circumstances exist which may reasonably affect such qualified status. The Company has timely applied for and received a currently effective determination letter from the Internal Revenue Service with respect to each such Plan.

        (f) No amounts payable under the Plans or any other agreement or arrangement with respect to which the Company may have any liability could give rise to the payment of any amount that would fail to be deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

        (g) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable law).

        (h) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

        (i) Except as set forth in Sections 3.6 or 4.9 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director, agent or consultant of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or other benefit (whether under any Plan or otherwise) to any such employee, officer, director, agent or consultant.

        (j) There are no pending, threatened or, to the knowledge of the Company, anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any Plan, or otherwise involving the operation or administration of any such Plan (other than routine claims for benefits).

    Section 4.10  LITIGATION; COMPLIANCE WITH LAW.

        (a) Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 4.10 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Option Agreement.

        (b) The Company and its Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (A) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery and (B) except as set forth in
Section 4.23 of the Disclosure Schedule, laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust.

    Section 4.11 NO DEFAULT. The business of the Company and each of its Subsidiaries has not been and is not being conducted in default or violation of any term, condition or provision of: (i) their respective bylaws or similar organizational documents; (ii) any Company Agreement; or (iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries; excluding from the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Option Agreement. As of the date of this Agreement, no investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated in writing an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

    Section 4.12  TAXES.

        (a)  Except as set forth in Section 4.12 of the Disclosure Schedule:

            (i) each of the Company and its Subsidiaries, including any predecessors thereof, has (A) duly and timely filed (or there have been filed on its behalf) with the appropriate governmental authorities all material Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof;

            (ii) the Company and its Subsidiaries, including any predecessors thereof, have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

            (iii) there are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable;

            (iv) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the most recent financial statements of the Company and its Subsidiaries, exceed to any material extent the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and
(B) do not exceed that reserve as adjusted for the passage of time since the date of such financial statements in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

            (v) there are no pending examinations, audits, actions, proceedings, investigations, legal proceedings, disputes or claims with respect to Taxes of the Company or any of its Subsidiaries, including any predecessors thereof ("AUDITS"), and neither the Company nor any of its Subsidiaries has received any written notice of any such Audits;

            (vi) no issue has been raised in any Audit which, by application of similar principles, could be expected to result in the proposal or assertion of a material Tax deficiency for any other year not so examined;

            (vii) the federal income Tax Returns of the Company and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable taxing authorities (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1996, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

            (viii) neither the Company nor any of its Subsidiaries has received notice of any claim made by a governmental authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction;

            (ix) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

            (x) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated federal income Tax Return (other than the group the common parent of which is the Company) or
(B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

            (xi) the Company and each of its Subsidiaries has delivered or made available to Parent complete and accurate copies of: all federal income Tax Returns of the Company or any of its Subsidiaries for taxable years ending December 31, 1997 through December 31, 1999;

            (xii) neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations; and

            (xiii) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date hereof or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

        (b)  As used herein:

            (i) "TAXES" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and

            (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

    Section 4.13 CONTRACTS. Each Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Section 4.13 of the Disclosure Schedule sets forth a complete list of (i) all material Company Agreements entered into by the Company or any of its Subsidiaries since December 31, 1999 and all amendments to any Company Agreements included as an exhibit to the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000 and (ii) all non-competition agreements imposing restrictions on the ability of the Company or any of its Subsidiaries to conduct business in any jurisdiction or territory.

    Section 4.14 ASSETS; REAL PROPERTY. Neither the Company nor any Subsidiary of the Company owns any real property.

        (a) Section 4.14(b) of the Disclosure Schedule sets forth all leases, subleases and other agreements (the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore delivered to Parent true, correct and complete copies of all material Real Property Leases (including all modifications, amendments and supplements hereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except: (i) those reflected or reserved against in the balance sheets of the Company in the Company SEC Documents filed prior to the date of this Agreement;
(ii) taxes and general and special assessments not in default and payable without penalty and interest; and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof.

    Section 4.15  ENVIRONMENTAL MATTERS.

        (a) The Company and each of its Subsidiaries (i) is and has been in compliance in all material respects with all applicable laws, rules, regulations, common law, ordinances, decrees, orders or other legal or regulatory requirements relating to pollution or the protection of human health or the environment (including without limitation the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of materials of environmental concern) ("ENVIRONMENTAL LAWS"), and there are no outstanding allegations by any person or entity that the Company or any of its Subsidiaries is not or has not been in compliance with any Environmental Laws and (ii) the Company and each of its Subsidiaries currently hold all permits, licenses, registrations and other governmental authorizations (including without limitation exemptions, waivers, and the like) and financial assurance required under any Environmental Laws for the Company and each of its Subsidiaries to operate their business.

        (b) To the Company's knowledge, except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) there are no asbestos or asbestos-containing materials in or on any real property, buildings, structures or components thereof currently, leased or operated by the Company or any of its Subsidiaries, and (ii) there are and have been no underground or aboveground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, sumps, injection wells or other disposal or storage sites or locations in or on any property currently leased or operated by the Company or any of its Subsidiaries.

        (c)  Neither the Company nor any of its Subsidiaries have received
(x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state analog thereto) with respect to any actual or alleged environmental contamination, or
(y) any written request for information under any Environmental Law from any governmental agency or authority or any other person or entity with respect to any actual or alleged environmental contamination or violation. None of the Company, its Subsidiaries, any governmental agency or authority, or any other person or entity is conducting or has conducted (or is proposing or threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company or any of its Subsidiaries under any Environmental Law or otherwise require disclosure under the Securities Act or Exchange Act.

    Section 4.16 TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 4.16 of the Disclosure Schedule, since January 1, 1997, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 4.17 OPINION OF FINANCIAL ADVISOR; BROKERS. The Company has received an opinion from Deutsche Bank Securities, Inc. ("DBAB"), financial advisor to the Company, to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been provided to Parent. Except for fees payable to DBAB, pursuant to an engagement letter, dated October 13, 2000, a true and complete copy of which has been provided to Parent, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 4.18  INTELLECTUAL PROPERTY.

        (a) The Company or its Subsidiaries own or have a valid right to use all: trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "TRADEMARKS"); patents; inventions (whether patented or not); copyrights (including any registrations, renewals and applications for any of the foregoing); Software (as defined below in
Section 4.18(x)); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "TRADE SECRETS," and together with the foregoing, the "INTELLECTUAL PROPERTY") used in or necessary for the conduct of the business of the Company and each of its Subsidiaries' as currently conducted or contemplated to be conducted (collectively "COMPANY INTELLECTUAL PROPERTY").

        (b) Section 4.18(ii)(a) of the Disclosure Schedule sets forth, a complete and accurate list of all Company Intellectual Property, consisting of all U.S. and foreign (a) patents and patent applications, (b) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks, and (c) copyright registrations and applications, and material unregistered copyrights, including those in Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed); and a list of all material Trade Secrets. Section 4.18(ii)(b) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property not owned by the Company and license agreements granting any right to use or practice any rights under any Company Intellectual Property, whether the Company or any Subsidiary is the licensee or licensor thereunder, and any written settlements relating to any Company Intellectual Property to which the Company or any Subsidiary is a party or otherwise bound (collectively, the "LICENSE AGREEMENTS"), indicating for each the title, the parties, date executed, and the Company Intellectual Property covered thereby.

        (c) The Company Intellectual Property is free and clear of all Liens, and the Company or a Subsidiary or a third party (as the case may be), as set forth in Section 4.18(iii) of the Disclosure Schedule is listed in the records of the appropriate United States, state, or foreign agency as the sole owner of record for each application and registration listed in Section 4.18(iii) of the Disclosure Schedule.

        (d) Except as set forth on Section 4.18(iv) of the Disclosure Schedule, the Company Intellectual Property is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in Section 4.18(iv) of the Disclosure Schedule, or against any Company Intellectual Property not owned by the Company or its Subsidiaries.

        (e) To the knowledge of the Company, the conduct of the business of the Company's and each of its Subsidiaries' as currently conducted or planned to be conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Except as set forth in
Section 4.18(v) of the Disclosure Schedule, there are no claims or suits pending or, to the Company's knowledge, threatened, and neither the Company nor any Subsidiary has received any notice of a third party claim or suit (a) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

        (f) Except as set forth in Section 4.18(vi) of the Disclosure Schedule, there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which (a) restrict the Company's or its Subsidiaries' rights to use any Company Intellectual Property, (b) restrict the Company's or its Subsidiaries' business in order to accommodate a third party's Intellectual Property rights, or (c) permit third parties to use any Company Intellectual Property owned or controlled by the Company or any Subsidiary. The Company or its Subsidiaries have not licensed or sublicensed their rights in any material Company Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Company Intellectual Property, except pursuant to the License Agreements. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement.

        (g) The Company and each of its Subsidiaries takes commercially reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. No Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of the Company, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

        (h) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any Subsidiary and, except as set forth on
Section 4.18(viii) of the Disclosure Schedule, no such claims have been brought against any third party by the Company or any Subsidiary.

        (i) Except as set forth in Section 4.18(ix) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or material impairment of the Company or any Subsidiary's right to own or use any of the Company Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

        (j) Section 4.18(x) of the Disclosure Schedule lists all Software (other than off-the-shelf software applications programs having an acquisition price of less than $25,000), which are owned, licensed, leased, or otherwise used by the Company or any Subsidiary, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. Section 4.18(x) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company or any Subsidiary to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Section 4.18(x) of the Disclosure Schedule which the Company or any Subsidiary purports to own, such Software was either developed (a) by employees of the Company or any Subsidiary within the scope of their employment or (b) by independent contractors who have assigned their rights to the Company or any Subsidiary pursuant to written agreements. For purposes of this Section 4.18, "SOFTWARE" means any and all
(v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(w) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (x) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (y) the technology supporting any Internet site(s) operated by or on behalf of the Company or any Subsidiary, and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

    Section 4.19 REORGANIZATION. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or stockholders, has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    Section 4.20 INSURANCE. The Company and each of its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 4.21 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC prior to the date of this Agreement (the "COMPANY BALANCE SHEET"), the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business; were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and its Subsidiaries arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained or realization of the accounts receivable shown in the Company Balance Sheet.

    Section 4.22 SUPPLIERS AND CUSTOMERS. Since December 31, 1999, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries, has cancelled or otherwise modified its relationship with the Company or its Subsidiaries in a manner adverse to the Company and its Subsidiaries, taken as a whole, and, to the Company's knowledge, (i) no such person has any intention to do so, and (ii) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

    Section 4.23  LABOR MATTERS.

        (a)  Except as set forth in Section 4.23 of the Disclosure Schedule:
(i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary thereto and during the last three (3) years there has not been any such action; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company or any Subsidiary thereto;
(iii) neither the Company nor any Subsidiary thereto is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary thereto;
(iv) none of the employees of the Company or any Subsidiary thereto are represented by any labor organization and the Company has no knowledge of any current union organizing activities among the employees of the Company or any Subsidiary thereto, nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company other than those set forth in
Section 4.23 of the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent; (vi) the Company and any Subsidiary thereto are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, equal employment opportunity, and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) the Company has not received written notice of any pending or threatened unfair labor practice charge or complaint against the Company or any Subsidiary thereto before the National Labor Relations Board or any similar state agency; (viii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any Subsidiary thereto;
(ix) the Company has not received written notice of any charges with respect to or relating to the Company or any Subsidiary thereto are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (x) the Company has not received written or other notice of the intent of any federal, state, or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the

Company or any Subsidiary thereto and no such investigation is in progress; and
(xi) there are no complaints, controversies, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened to be brought by any applicant for employment of current or former employees, or classes of the foregoing, alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 4.23 of the Disclosure Schedule, there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 4.23(vii) hereof) or other agreements (other than any agreements set forth in Section 4.9 of the Disclosure Schedule) with any employees of the Company or any Subsidiary thereto. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Option Agreement will not result in a breach or other violation of any collective bargaining agreement or any other employment contract or agreement to which the Company or any Subsidiary thereto is a party.

        (b) Since the enactment of Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT"), neither the Company nor any Subsidiary thereto has effectuated (i) a "PLANT CLOSING" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary thereto, or (ii) a "MASS LAYOFF" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary thereto; nor has the Company or any Subsidiary thereto been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 4.23 of the Disclosure Schedule, none of the employees of the Company or any Subsidiary thereto has suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) during the ninety day period prior to the execution of this Agreement.

        (c) Each of the individuals identified in Section 7.2(e) of the Disclosure Schedule, has executed an Employee Confidentiality Agreement, in substantially the form attached to Section 4.23(c) of the Disclosure Schedule. As of the date of this Agreement, the individuals identified in Section 7.2(e) of the Disclosure Schedule constitute all of the individuals who are engaged in the development of software for or on behalf of the Company.

    Section 4.24 FULL DISCLOSURE. The Company has not knowingly failed to disclose to Parent any facts material to the Company's business, operations, prospects, properties, financial condition or results of operations. No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statements of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 5.1 ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

    Section 5.2  CAPITALIZATION.

    As of September 30, 2000, after giving effect to a two-for-one stock split in the form of a stock dividend effective October 27, 2000 for stockholders of record of Parent as of September 27, 2000, the authorized capital stock of Parent consists of 9,600,000,000 shares of Parent Common Stock and 600,000,000 shares of preferred stock, $.01 par value per share (the "PARENT PREFERRED STOCK"). Before giving effect to a two-for-one stock split in the form of a stock dividend effective October 27, 2000 for stockholders of record of Parent as of September 27, 2000, as of the close of business on September 30, 2000,
(i) 979,221,142 shares of Parent Common Stock were issued and outstanding and
(ii) no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable.

    Section 5.3 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any comparable premerger notification laws, rules or regulations of any applicable foreign jurisdiction, the Exchange Act, the Securities Act, the DGCL, state blue sky laws and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and
(iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby.

    Section 5.5 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Registration Statement (or any amendment thereof or supplement thereto) will not, at the date it becomes effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date mailed to Company stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    Section 5.6 SEC REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since November 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "PARENT SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents has been prepared from, and is in accordance with, the books and records of Parent and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

    Section 5.7 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since
July 31, 2000 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects consistent with past practice only in the ordinary and usual course. From July 31, 2000 through the date of this Agreement, there has not occurred:
(i) any events, changes, or effects

(including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than (A) regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries and
(B) the two-for-one stock split, in the form of a stock dividend, of Parent Common Stock effective October 27, 2000; or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP or applicable law.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly provided in this Agreement or disclosed in
Section 6.1 of the Disclosure Schedule, or (ii) with the prior written consent of Parent, after the date hereof and prior to the Effective Time:

        (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and customary course consistent with past practice, and each of the Company and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

        (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

        (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents;
(ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or
(v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

        (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers or directors, or, except for planned increases that have been previously disclosed to Parent or increases in accordance with normal past practice, employees, agents or consultants;
(ii) adopt or enter into any new plan, policy, agreement or arrangement that would constitute a Plan, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing Plan; (iii) grant any Rights, whether or not pursuant to the Company Option Plans; (iv) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company previously delivered to Parent, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; or (v) make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Merger or otherwise;

        (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

        (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

        (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary advances to employees in accordance with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than capital expenditures described in Section 6.1(g) of the Disclosure Schedule;

        (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP or applicable law;

        (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (x) in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $250,000 in value, reasonably in advance of their payment);

        (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to a Takeover Proposal (as defined in Section 6.6(b) hereof) (other than the Merger);

        (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

        (l) neither the Company nor any of its Subsidiaries shall voluntarily make or agree to make any changes in federal and state Tax accounting methods, waive or consent to the extension of any statute of limitations with respect to Taxes, or consent to any assessment of any material Taxes, or settle any judicial or administrative proceeding affecting any material Taxes; and

        (m) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 6.2 INTERIM OPERATIONS OF PARENT. Each of Parent and Sub covenants and agrees that, except (i) as expressly provided in this Agreement, or
(ii) with the prior written consent of the Company, after the date hereof and prior to the Effective Time:

        (a) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock (except for the two-for-one stock split, in the form of a stock dividend, of Parent

Common Stock effective October 27, 2000 and any other action that would result in an adjustment to the Exchange Ratio pursuant to Section 3.9 hereof);

        (b) Parent shall not declare, set aside or pay any dividend or other distribution payable in cash (other than regular quarterly dividends), stock or property with respect to its capital stock (except for the two-for-one stock split, in the form of a stock dividend, of Parent Common Stock effective October 27, 2000 and any other action that would result in an adjustment to the Exchange Ratio pursuant to Section 3.9 hereof);

        (c) neither Parent nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

        (d) neither Parent nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of Parent and Sub contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; and

        (e) neither Parent nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 6.3 ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law or by any listing agreement with a national securities exchange, until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated October 16, 2000 (the "CONFIDENTIALITY AGREEMENT"). Parent and Sub shall provide to the Company and its representatives access and information reasonably requested by the Company.

    Section 6.4  HSR ACT FILINGS.

        (a) Each of Parent and the Company shall: (i) make or cause to be made the filings required of such party or any of its Subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement and the Option Agreement as promptly as practicable and in any event within ten business days after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice (either, an "HSR AUTHORITY") or any other Governmental Entity in respect of such filings or such transactions; and (iii) cooperate with the other party in connection with any such filing, response to a request for additional information, documents or other materials, or other submissions to such Governmental Entity under HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS") with respect to any such filing or any such transaction. Each party shall use its commercially reasonable efforts to furnish to each other all information required for any application or another filing to be made pursuant to any applicable law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction.

        (b) Notwithstanding this Section 6.4 or any other provision of this Agreement, neither Parent nor Sub shall be required, whether before or after the Effective Time, to hold separate (including by trust or otherwise) or divest any of its business or assets or any of the businesses or assets of the Company, or enter into any consent decree or other agreement that would restrict Parent or the Company in the conduct of its respective businesses as heretofore conducted.

    Section 6.5 OTHER CONSENTS AND APPROVALS. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement, the Option Agreement and the transactions contemplated hereby and thereby. Each of the Company, Parent and Sub will, and will cause its respective Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Option Agreement.

    Section 6.6  NO SOLICITATION.

        (a) The Company (and its Subsidiaries and affiliates) will not, and the Company (and its Subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly:
(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or affiliate of the Company or an inquiry with respect thereto;
(ii) enter into any agreement with respect to any Takeover Proposal; or
(iii) in the event of an unsolicited written Takeover Proposal for the Company or any Subsidiary or affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) ("PERSON") relating to any Takeover Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage any effort or attempt by any Person to do or seek any of the foregoing; PROVIDED, HOWEVER, that the Company may furnish confidential information in response to an unsolicited written Takeover Proposal and engage in negotiations with a Person relating to such written Takeover Proposal if, but only if, the Company's Board of Directors shall have concluded in good faith and on the basis of advice (x) from financial advisors, that such Takeover Proposal involves consideration to the holders of Company Common Stock that is superior to the consideration offered pursuant to the Merger and is otherwise superior to the Merger and (y) from independent outside counsel that the failure to take such action would constitute a violation of the Board's fiduciary duties under applicable law; and PROVIDED, FURTHER, that the Company shall notify Parent immediately of any inquiries, expressions of interest, proposals or offers received by, the Company or any of the Company's representatives relating to any Takeover Proposal or the possibility or consideration of making a Takeover Proposal ("TAKEOVER PROPOSAL INTEREST") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company agrees that it will take the necessary steps promptly to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.6. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Takeover Proposal Interest.

        (b) As used in this Agreement, "TAKEOVER PROPOSAL" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner an interest in excess of 15% of the outstanding equity securities of, or a substantial portion of the business or assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person, other than pursuant to the transactions to be effected pursuant to this Agreement.

        (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) except as expressly permitted by this Section 6.6(c), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or the issuance of Parent Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of Company Common Stock the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as defined below) and after receipt of advice from independent outside counsel that the failure to do so would constitute a violation of the Board's fiduciary duties under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement and/or of the Option Agreement as would enable the Company to proceed with its recommendation to stockholders without making a Subsequent Determination; PROVIDED, HOWEVER, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "Superior Proposal" means any Takeover Proposal (on its most recently amended or modified terms, if amended or modified) made by a Person which the Board of Directors of the Company determines in its good faith judgment (based on the advice of DBAB, or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining advice from DBAB, or another financial advisor of nationally recognized reputation, the Person is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the Option Agreement that may be proposed by Parent in response to such Takeover Proposal). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its stockholders whether or not the Board of Directors of the Company makes a Subsequent Determination.

        (d)  Nothing contained in this Section 6.6 shall prohibit the Company
(i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from independent outside counsel, failure so to disclose would constitute a violation of the Board's fiduciary duties under applicable law.

    Section 6.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Option Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Option Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    Section 6.8 PUBLICITY. So long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement, the Option Agreement, the Employee Agreements, the Voting Agreements or the other transactions contemplated hereby or thereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

    Section 6.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 6.10  DIRECTORS' AND OFFICERS' INSURANCE AND
INDEMNIFICATION. Parent agrees that at all times after the Effective Time, it shall cause the Company (or the Surviving Corporation if after the Effective
Time) and its Subsidiaries to, at all times after the Effective Time, indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("INDEMNIFIED LIABILITY") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, which amount is set forth in Section 6.10 of the Disclosure Schedule, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the

Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 150% of such rate.

    Section 6.11 COOPERATION. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, coordinate and cooperate (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Option Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

    Section 6.12 CONSENTS OF ACCOUNTANTS. Parent and the Company will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

    Section 6.13 SUBSEQUENT FINANCIAL STATEMENTS. The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

    Section 6.14 TAX TREATMENT. Each of Parent, Sub, the Company and their respective Subsidiaries intend that the Merger will qualify as a reorganization with the meaning of Section 368(a) of the Code, and each shall use commercially reasonable efforts to cause the Merger to so qualify. The parties agree and acknowledge that if (i) Parent has, not later than three days prior to the Effective Time, provided written notice to the Company of its intention to merge the Surviving Corporation with and into Parent with Parent surviving the merger (the "Upstream Merger"), and (ii) the Company consents to the Upstream Merger, which consent shall not be unreasonably withheld, then the Upstream Merger shall occur immediately following the Effective Time. Neither Parent nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.15 EMPLOYEE BENEFITS. Parent and Sub agree that, effective as of the Effective Time, Parent shall provide, or shall cause Sub to provide, to those persons who, immediately prior to the Effective Time, were employees of the Company and its subsidiaries and who continue in such employment ("Continuing Employees"), with benefits and compensation no less favorable, in the aggregate, to the Continuing Employees than benefits and compensation that are provided to substantially similarly situated employees of the Parent or Sub as of the Effective Time.

    Section 6.16 401(k) PLAN. The Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date, unless Parent, in its sole and absolute discretion, elects to sponsor and maintain such plan or to merge such plan into Parent's 401(k) plan, in which event Parent shall provide the Company with written notice of such election at least three (3) days prior to the Closing Date. Unless Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company's 401(k) plan(s) have been terminated pursuant to resolution of Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval by Parent), not later than the day immediately preceding the Closing Date.

                                  ARTICLE VII
                                   CONDITIONS

    Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

        (a) any waiting period applicable to the consummation of the Merger under the HSR Act and any comparable premerger notification laws, rules or regulations of any applicable foreign jurisdiction shall have expired or been terminated, and no action shall have been instituted by an HSR Authority challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

        (b) this Agreement shall have been adopted and approved by the stockholders of the Company in accordance with the DGCL;

        (c) the shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

        (d) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and its respective Subsidiaries after the Effective Time;

        (e) all actions by or in respect of or filings with any governmental body, agency official, or authority required to permit the consummation of the Merger shall have been obtained but excluding any consent, approval, clearance or confirmation the failure to obtain which would not have a material adverse effect on Parent, Sub, the Company or, after the Effective Time, the Surviving Corporation; and

        (f) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

    Section 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

        (a) the representations and warranties of the Company shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, PROVIDED, that the representations and warranties set forth in Sections 4.2 and 4.3 shall be true and correct in all respects;

        (b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (c) the Company shall have obtained, and there shall be in full force and effect, the consents described in Section 7.2(c) of the Disclosure Schedule;

        (d) the Offer Letters shall be valid, in full force and effect and complied with in all material respects by the employee signatory thereto;

        (e)  at least forty (40) of the individuals identified in
Section 7.2(e) of the Disclosure Schedule shall have countersigned an offer letter, in substantially the form attached as Schedule 7.2(e) of the Disclosure Schedule, and each of such offer letters shall be valid, in full force and effect and complied with in all material respects by the employee signatory thereto;

        (f) since the date of this Agreement, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole;

        (g) Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, dated as of the Effective Time, to the effect that the Merger (taking into account the effect of the Upstream Merger, if applicable) will qualify as a reorganization within the meaning of
Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to each counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this
Section 7.2(g) shall not be waivable after receipt of the stockholder approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure; and

        (h) the Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President of the Company to the effect that the conditions set forth in Sections 7.2(a) through (f) have been satisfied.

    Section 7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

        (a) the representations and warranties of Parent and Sub shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole, PROVIDED, that the representations and warranties set forth in Sections 5.2 and 5.3 shall be true and correct in all respects;

        (b) Each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time;

        (c) The Company shall have received an opinion of Pepper Hamilton LLP, counsel to the Company, dated as of the Effective Time, to the effect that the Merger (taking into account the effect of the Upstream Merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.3(c) shall not be waivable after

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
receipt of the stockholder approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure; and

        (d) Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by the Company's stockholders (and regardless of any time that may have elapsed since the event giving rise to the right to terminate hereunder):

        (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

        (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

            (i) if the Merger shall not have occurred on or prior to March 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 8.1(b)(i) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

            (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

            (iii) if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof.

        (c) By the Board of Directors of the Company if Parent or Sub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within ten (10) business days of written notice thereof; or

        (d)  By the Board of Directors of Parent:

            (i) if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within ten
(10) business days of written notice thereof; or

            (ii) if (a) the Board of Directors of the Company shall have failed to recommend adoption and approval of this Agreement and the Merger by the Company's stockholders or the Board of Directors of the Company shall have withdrawn or modified such recommendation; (b) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal other than Merger; (c) a Takeover Proposal other than the Merger shall have been announced or otherwise publicly known and the Board of Directors of the Company shall have failed to recommend against acceptance of such Takeover Proposal by its stockholders within ten (10) business days of its receipt or, if sooner, the date its existence first becomes publicly known; or (d) a tender offer or exchange offer for 15% or more of the outstanding shares of the Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (e) any Person (other than Parent or any of its Subsidiaries or affiliates) becomes a beneficial owner of more than 15% of the outstanding Shares.

    Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, Sub or the Company except (A) for fraud or for material breach of this Agreement and
(B) as set forth in Section 9.1 hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1  FEES AND EXPENSES.

        (a) Except as contemplated by this Agreement, including Sections 9.1(b) and 9.1(c) hereof, all costs and expenses incurred in connection with this Agreement, the Option Agreement and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those costs and expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement/Prospectus (including filing fees related thereto) shall be shared equally by Parent and the Company.

        (b) If (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d) hereof, or (y) the Board of Directors of Parent or the Board of Directors of the Company shall terminate this Agreement pursuant to Section 8.1(b)(iii) hereof, then in any such case as described in clause (x) or (y) (each such case of termination being referred to as a "TRIGGER EVENT"), the Company shall pay to Parent (not later than simultaneously with any such Trigger Event) an amount equal to $19 million (the "TERMINATION FEE").

        (c) Notwithstanding anything to the contrary in this Section 9.1, the payments provided for in this Section 9.1 shall not be deemed to be Parent's or Sub's exclusive remedy, and Parent and Sub shall have the right to pursue any remedies available to them at law or in equity; provided, however, that in the event of a termination of this Agreement pursuant to Section 8.1(d)(i) hereof as a result of a breach (other than a willful breach) of any of the Company's representations and warranties, the payments provided for in this Section 9.1 shall be Parent's or Sub's sole and exclusive remedy.

    Section 9.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein.

    Section 9.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

    Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Parent or Sub, to:

        Hewlett-Packard Company
        3000 Hanover Street
        Mail Stop 20-BQ
        Palo Alto, CA 94304
        Attention: General Counsel
        Telephone: (650) 857-1501
        Facsimile: (650) 857-4392

           with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        525 University Avenue -- Suite 220
        Palo Alto, CA 91301
        Attention: Kenton J. King, Esq.
        Telephone: (650) 470-4500
        Facsimile: (650) 470-4570

           and

        (b)  if to the Company, to:

        Bluestone Software, Inc.
        300 Stevens Drive
        Philadelphia, PA 19113-1597
        Attention: Paul T. Porrini, Esq.
        Telephone: (610) 915-5005
        Facsimile: (610) 915-5010

           with a copy to:

        Pepper Hamilton LLP
        1235 Westlakes Drive
        Berwyn, Pennsylvania 19312
        Attention: Michael P. Gallagher, Esq.
        Telephone: (610) 640-7807
        Facsimile: (610) 640-7835

    Section 9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 24, 2000. As used in this Agreement, the term "AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    Section 9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.11 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 9.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 9.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    Section 9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       HEWLETT-PACKARD COMPANY

                                                       By:    --------------------------------------
                                                       Name:  --------------------------------------
                                                       Title: --------------------------------------

                                                       BETA ACQUISITION CORPORATION

                                                       By:    --------------------------------------
                                                       Name:  --------------------------------------
                                                       Title: --------------------------------------

                                                       BLUESTONE SOFTWARE, INC.

                                                       By:    --------------------------------------
                                                       Name:  --------------------------------------
                                                       Title: --------------------------------------